UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 8, 2009

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Cytomedix, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

416 Hungerford Drive, Suite 330, Rockville, Maryland 20850
(Address of Principal Executive Office) (Zip Code)

240-499-2680
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Previously, in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, Cytomedix, Inc. (the “Company”) announced receipt of notice from the NYSE Amex (the “Exchange”) informing the Company of its non-compliance with Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operation and/or net losses in three of its four most recent fiscal years, and Section 1003(a)(iii) with stockholders’ equity of less than $6,000,000 and losses from continuing operation and/or net losses in its five most recent fiscal years.  Subsequently, the Company submitted a plan of compliance outlining various steps it intended to take to regain compliance with the foregoing listing deficiencies. The Exchange reviewed and approved this plan and granted the Company a period of time through November 12, 2010 to implement that plan and to regain its compliance with the outstanding listing deficiencies.

On October 8, 2009, the Company received another Exchange notification informing the Company of its non-compliance with Section 1003(a)(i) of the Company Guide with stockholders’ equity of less than $2,000,000 and losses from continuing operation and/or net losses in two out of three of its most recent fiscal years. In light of the Company’s previous submission and approval of its plan of compliance by the Exchange, no additional submission or material modification to the previously approved compliance plan is required.  The Company intends to continue executing its plan of compliance which, the Company believes, would result in long-term compliance with all continued listing requirements. However, the Company can provide no assurance that it will be able to implement the compliance plan within the prescribed timeframe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Andrew Maslan
Andrew Maslan Chief Financial Officer

Date:  October 12, 2009